Exhibit 99.1

EXCLUSIVE RIGHTS AGREEMENT

And

AMENDMENT TO SUBSCRIPTION AGREEMENT

This Exclusive Rights Agreement and Amendment to Subscription Agreement is made as of the 20th day of June, 2012, by and between Park City Group, Inc. (“PCG”) and Global Supply Chain Systems, Inc. (“Client”).

Recitals

Whereas, PCG entered into a Subscription Agreement, dated as of April 1, 2012 (“Subscription Agreement”) with Client for access to and the use of certain software and services developed and owned by PCG and defined in the Subscription Agreement as the Subscribed Software; and

Whereas, Client has determined that, in connection with its business plans and the requirements of its investors, it is necessary to amend the Subscription Agreement to acquire the exclusive rights to the Subscribed Software for the use in its business operations and change the amount of the annual fee.

Now therefore, in consideration of the mutual covenants and conditions contained herein, PCG and Client hereby agree as follows:

1.

This Agreement shall amend the Subscription Agreement such that the Subscription Agreement shall, as of the date hereof, provide certain rights to the Subscribed Software on an exclusive basis as more particularly described and set forth herein.

2.

The Annual Subscription fee shall be changed to $1,200,000 for the first two years of the term of the Subscription Agreement and the “10% of Client revenue in excess of $12,000,000” provision shall be eliminated.  Beginning in year three, the Annual Subscription fee shall be $1,200,000 plus the applicable percentage of Client Subscription Revenue as more particularly set forth in Table 1 below. For purposes hereof, the term “Client Subscription Revenue” includes only the subscription or license fees received by Client from its customers, and does not include any other fees received from customers for consulting or ancillary services.  At no time shall PCG bill or invoice Client for any Management Services as it relates to the Management and Operating Agreement (signed May 18th, 2012) which are associated with data management, including but not limited to, hosting costs, equipment costs, service costs, bandwidth capacity or any other services related to hosting, storing and managing the data.

Table 1

Client Subscription Revenue	Percentage Fee
$0 - $17,000,000	0%
$17,000,001 - $100,000,000	7%
$100,000,001 - $150,000,000	5%
$150,000,001 and up	3%

3.

Client hereby grants to PCG an option to acquire Six Hundred and Sixty Thousand shares of Client’s common stock (as adjusted as necessary for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like), which amount is equal to 66.0% of the Client’s fully diluted outstanding common stock as of the date hereof.  Such option shall expire upon the earlier of (a) the 10-year anniversary of the date hereof, or (b) the date on which a Change of Control occurs.  The option is exercisable in increments and at any time during the option period in PCG’s discretion upon payment of $100,000 for all shares or a pro rata portion for any other increment.  As a condition to exercise, PCG agrees to become a party to and bound by Client’s shareholders’ agreement, including, without limitation, the voting agreement set forth therein.  For purposes hereof, “Change of Control” means any of the following transactions: (i) any consolidation, stock exchange, merger or other transaction in which the stockholders of the Client immediately prior to such transaction own less than fifty percent (50%) of the voting power of the surviving entity immediately after such transaction; (ii) any transaction or series of related transactions to which Client is a party in which in excess of fifty percent (50%) of the Client voting power is transferred; provided that a Change of Control will not include (x) any consolidation or merger effected exclusively to change the domicile of the Client, or (y) any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Client or any successor or indebtedness of the Client is cancelled or converted or a combination thereof; or (iii) a sale, lease or other disposition of all or substantially all of the assets of the Client or the sale, exclusive license, conveyance, exchange or other transfer of all or substantially all of the intellectual property of the Client.

4.

PCG hereby grants to Client the right, but not the obligation, to exchange (“PCG Exchange”)any of the Client’s common stock that Client sells to outside investors  (the “Client Shares”), up to a maximum amount of $1.0 million.  The PCG Exchange shall vest and become fully exercisable, on, and only on, July 1, 2013.  Upon delivery to PCG by Client of a notice of exercise of the PCG Exchange (“Exchange Notice”), PCG shall promptly deliver to the investor shares of restricted common stock of PCG in an amount based on the total investment by such investor in Client Shares divided by the higher of market price shares of PCG common stock on the date of delivery of the Exchange Notice, or $4.50 per share (the “Exchange Shares”), against delivery to PCG of the Client Shares held by the investor, which Client Shares shall be deemed transferred and sold to PCG in consideration for the issuance to Client of the Exchange Shares.  Leavitt Partners, LLC (“LP”) in its capacity as a stockholder of Client, shall have a right of first refusal on any Client Shares, such that LP may elect to satisfy the PCG Exchange by purchasing the Client Shares from the relevant investor(s) for an amount in cash or cash equivalents equal to the original purchase price of the Client Shares.

5.

The exclusive rights granted hereunder shall be world-wide and for the term of the Subscription Agreement and shall prohibit PCG from using the Subscribed Software to compete with Client in its business of Track and Tracing in food, drug and dietary supplement safety and related regulatory and supply chain markets (“Area of Exclusivity”).  The parties agree and acknowledge that, as a result of the forgoing, Client shall have the exclusive rights to the Subscribed Software in the Area of Exclusivity, and PCG shall not license or sell its Subscribed Software or related services to or consult with any other entity or any affiliate in the Area of Exclusivity.

6.

The initial term of the Subscription Agreement shall remain at three years from the Effective Date.  Absent a termination by either party for breach, the Subscription Agreement shall automatically renew for additional periods of three years each (each, a “Renewal Term”), and neither party shall have the right to elect or give notice of non-renewal at the end of the initial term or any Renewal Term.

7.

This Agreement shall amend the Subscription Agreement.  To the extent of a conflict between the terms hereof and the Subscription Agreement, the terms hereof shall govern.

In Witness Whereof, the parties hereto have executed this Agreement as of the date first above written.

Global Supply Chain Systems, Inc.	Park City Group, Inc.

By /s/ Rich McKeown	By /s/ David Colbert

Its CEO	Its CFO